Exhibit 4.7

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Number of Shares: 364,710
Date of Issuance: April 27, 2004	(subject to adjustment)

WEBSITE PROS, INC.

Series A Preferred Stock Purchase Warrant

Website Pros, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Friedman Billings Ramsey & Co., Inc., or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 5 below), up to 364,710 shares of Series A Convertible Redeemable Preferred Stock of the Company, par value $0.001 per share (“Preferred Stock”), at a purchase price of $0.5758 per share. The shares purchasable upon exercise of this Warrant and the purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

This Warrant is issued pursuant to that certain letter agreement dated June 24, 2003 by and between the Company and Friedman Billings Ramsey & Co., Inc. and in connection with the closing of the sale and issuance by the Company of shares of Preferred Stock.

1. Exercise.

(a) Manner of Exercise. This Warrant may be exercised at any time by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer, by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder or pursuant to a “Net Issue Exercise” as set forth in Section 1(c).

(b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c) Net Issue Exercise.

(i) The Registered Holder may exercise this Warrant by electing to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or such Registered Holder’s duly authorized attorney, in which event the Company shall issue to such Holder a number of shares of Warrant Stock computed using the following formula:

X = Y (A - B)

    A

Where	X =	The number of shares of Warrant Stock to be issued to the Registered Holder.

	Y =	The number of shares of Warrant Stock purchasable under this Warrant (at the date of such calculation).

	A =	The fair market value of one share of Warrant Stock (at the date of such calculation).

	B =	The Purchase Price (as adjusted to the date of such calculation).

(ii) For purposes of this Section 1(c), the fair market value of Warrant Stock on the date of calculation shall mean with respect to each share of Warrant Stock:

(A) if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the product of (x) the initial “Price to Public” per share specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the date of calculation;

(B) if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or The Nasdaq Stock Market or actively traded over-the-counter:

(1) if the Company’s Common Stock is traded on a securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a thirty (30) day period ending three days before date of calculation and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date; or

(2) if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible on such date; or

(C) if neither (A) nor (B) is applicable, the fair market value of Warrant Stock shall be at the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for shares of Warrant Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors.

(d) Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) or 1(c) above.

2. Adjustments.

(a) Redemption or Conversion of Preferred Stock. If all of the Preferred Stock is redeemed or converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the shares of Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event, and the Purchase Price shall be automatically adjusted to equal the number obtained by dividing (i) the aggregate Purchase Price of the shares of Preferred Stock for which this Warrant was exercisable immediately prior to such redemption or conversion, by (ii) the number of shares of Common Stock for which this Warrant is exercisable immediately after such redemption or conversion.

(b) Stock Splits. If outstanding shares of the Company’s Preferred Stock shall be subdivided into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall simultaneously with the effectiveness of such subdivision be proportionately reduced. If outstanding shares of Preferred Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(c) Adjustments for Dividends in Stock or Other Securities or Property. If the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefore, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefore, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 2.

(d) Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization or merger of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization or merger shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 2.

(e) Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

(f) Acknowledgement. In order to avoid doubt, it is acknowledged that the holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock of the Company which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

3. Transfers.

(a) Unregistered Security. Each holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock of the Company have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock issued upon its exercise or any Common Stock issued upon conversion of the Warrant Stock in the absence of (i) an effective registration statement under the Act as to this Warrant, such Warrant Stock or such Common Stock and registration or qualification of this Warrant, such Warrant Stock or such Common Stock under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b) Transferability. Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c) Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. No Impairment. Except as may be consented to or waived by the Registered Holder, the Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will (subject to Section 15 below) at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

5. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate at 5:00 eastern standard time on April 27, 2009.

6. Notices of Certain Transactions. In case:

(a) the Company shall take a record of the holders of its Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right,

(b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company,

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d) of any redemption of the Preferred Stock or mandatory conversion of the Preferred Stock into Common Stock of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Preferred Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7. Reservation of Stock; Valid Issuance. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants and agrees that (i) all Warrant Stock that may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable and (ii) the issuance of such Warrant Stock will not be subject to preemptive or other similar contractual rights of any stockholder of the Company.

8. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Preferred Stock called for on the face or faces of the Warrant or Warrants so surrendered.

9. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss,

theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10. Mailing of Notices. Any notice required or permitted pursuant to this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or sent by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail, as certified or registered mail (airmail if sent internationally), with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Registered Holder.

11. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a Stockholder of the Company.

12. No Fractional Shares. No fractional shares of Preferred Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Preferred Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

13. Representations of the Company. The Company represents that all corporate actions on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of this Warrant have been taken.

14. Representations and Warranties by the Registered Holder. The Registered Holder represents and warrants to the Company as follows:

(a) The Warrant is, the Preferred Stock will be, and the Common Stock issuable upon conversion of the Preferred Stock (collectively, the Warrant, the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock, the “Securities”) will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Registered Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption pursuant to the Securities Act.

(b) The Registered Holder understands (i) that the Securities are not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof pursuant to Section 4(2) of the Securities Act and any applicable state securities laws, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 14.

(c) The Registered Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) The Registered Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

15. Amendment or Waiver. Any term of this Warrant may be amended or waived upon written consent of the Company and the Registered Holder.

16. Registration Rights. The Registered Holder shall be entitled to registration rights with respect to the Common Stock of the Company issuable upon conversion of the Preferred Stock issuable upon exercise of this Warrant as set forth in that certain Investors’ Rights Agreement, dated as of December 10, 2003, as the same may be amended from time to time.

17. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

18. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

[SIGNATURE PAGE FOLLOWS]

This Warrant is issued as of the date first written above.

WEBSITE PROS, INC.

By	/s/ David L. Brown
Address:	12735 Gran Bay Parkway West
Building 200
Jacksonville, FL 32258

Fax Number:	(904) 880-0350

Accepted:

FRIEDMAN BILLINGS RAMSEY & CO., INC.

By:	/s/ Philip J. Facchina
Name:	Philip J. Facchina
Title:	Sr. Managing Director

SIGNATURE PAGE TO SERIES A PREFERRED STOCK PURCHASE WARRANT

EXHIBIT A

PURCHASE/EXERCISE FORM

To: Website Pros, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to:

             (a) purchase              shares of the Preferred Stock covered by such Warrant and herewith makes payment of $             , representing the full purchase price for such shares at the price per share provided for in such Warrant, or

             (b) exercise such Warrant for              shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 1(c) of such Warrant.

Signature:_______________________________

Name (print):____________________________

Title (if applic.)__________________________

Company (if applic.):_____________________

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                              hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Series A Convertible Redeemable Preferred Stock covered thereby set forth below, unto:

Name of Assignee	Address/Fax Number	No. of Shares

Dated:	Signature:

Witness: